Exhibit 99.1

AUTONATION, INC. ANNOUNCES INTENTION TO COMMENCE A
CASH TENDER OFFER TO PURCHASE 50 MILLION SHARES OF ITS
COMMON STOCK AT A PRICE OF $23 PER SHARE

FORT LAUDERDALE, Fla. (March 7, 2006) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that it intends to commence a cash tender offer to purchase up to 50 million shares of its common stock at a price per share of $23. The number of shares proposed to be purchased in the offer represents approximately 19% of the Company’s currently outstanding shares. The tender price represents a 10% premium over the closing price of the Company’s common stock on the New York Stock Exchange of $20.89 per share on March 6, 2006, the last trading day prior to the announcement.

Mike Jackson, the Company’s Chairman and Chief Executive Officer, stated, “The tender offer for our common stock demonstrates our confidence in the future of AutoNation. The transaction will allow us to deliver stockholder value while retaining financial flexibility to take advantage of future opportunities. We expect the transaction to be accretive to future earnings in the range of $.08 to $.10 per share on a full year basis.”

AutoNation expects to commence the offer by no later than March 10, 2006. It is presently anticipated that the offer will remain open for a period of at least 20 business days. Tenders of shares must be made on or prior to the expiration of the offer and may be withdrawn at any time on or prior to the expiration of the offer.

The Company expects to pay for the shares purchased in the tender offer through a combination of debt financing and existing cash. The Company also intends to seek to repurchase all of its existing 9% senior notes due 2008 in the aggregate principal amount of $323.5 million through a concurrent cash tender offer and consent solicitation.

The stock tender offer will be subject to certain terms and conditions that will be described in the offer to purchase that will be distributed to stockholders and filed with the Securities and Exchange Commission, including that the Company obtains the debt financing on reasonably satisfactory terms prior to the expiration of the tender offer. Additionally, the Company may exercise its right to purchase up to an additional 2% of its outstanding common stock without extending the offer.

On the terms and subject to the conditions of the offer, the Company’s stockholders will have the opportunity to tender some or all of their shares at a price of $23 per share, net in cash, without interest. Since it is expected that more than 50 million shares will be tendered, AutoNation will purchase the shares tendered on a pro rata basis pursuant to certain procedures specified in the offer to purchase to be mailed to stockholders.

ESL Investments, Inc., which owns 77,061,800 shares, or 29%, of the Company’s common stock, has agreed to tender all of its shares in the offer. Two of the Company’s directors, Edward S. Lampert and William C. Crowley, are Chief Executive Officer and President and Chief Operating Officer, respectively, of ESL Investments, Inc. Assuming that most other stockholders participate in the tender offer, ESL’s percentage ownership interest in the Company would remain substantially unchanged. Mr. Lampert stated, “ESL expects to maintain a substantial ownership interest in AutoNation. This transaction should create a more efficient capital structure for the Company.”

All of the Company’s other directors and executive officers have advised the Company that they do not intend to tender any of their shares in the tender offer, except for Michael E. Maroone, the Company’s President and Chief Operating Officer, who has advised the Company that he intends to tender approximately three million shares of common stock that he owns in the tender offer. Mr. Maroone beneficially owns a total of approximately six million shares, including approximately three million vested stock options.

None of the Company, its Board of Directors, the information agent, the depositary or the dealer managers will make any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the offer. Stockholders must decide how many shares they will tender, if any.

The information agent for the tender offer will be Innisfree M&A Incorporated. The depositary for the Offer will be Computershare Trust Company of New York. The dealer managers for the tender offer will be J.P. Morgan Securities Inc. and Banc of America Securities LLC. The offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of the Company’s common stock. Stockholders with questions or who would like additional copies of the offer documents may call the information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8631. (Banks and brokers may call collect at (212) 750-5833.)

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 346 new vehicle franchises in 17 states.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of AutoNation, Inc. common stock. The offer will be made only pursuant to the offer to purchase, letter of transmittal and related materials that the company will shortly be distributing to its stockholders and filing with the Securities and Exchange Commission. Stockholders and investors should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the offer. Stockholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company will shortly be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the information agent for the offer, toll-free at (877) 825-8631. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its long-term growth targets.